SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

August 8, 2019

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ZN	Nasdaq Capital Market

Item 8.01 Other Matters

Zion Oil and Gas, Inc. (“Zion” or “the Company”), a Delaware corporation, which has an active petroleum exploration license onshore Israel, the Megiddo-Jezreel License (“MJL” or the “License”), comprising approximately 99,000 acres, announces that it has signed a Geophysical Services Agreement For the Acquisition of 3-D Seismic Data (the “MSA Agreement”) on August 8, 2019 with Acoustic Geophysical Services KFT (“AGS”), an international geophysical company based in Budapest, Hungary. AGS has acquired over 8,200 square kilometers of 3-D seismic data along with in excess of 7,500 square kilometers of 2-D seismic data in central and eastern Europe and Turkey over the last eight years. In addition, AGS has logged over 4,828,650 exposure hours to date and 2,197,050 hours without a lost time incident.

Shipping arrangements have been made, and the trucks and equipment are expected to arrive at the port of Haifa, Israel by the end of August 2019. The equipment will need to clear customs in Haifa, and barring any unforeseen circumstances, should be on location on the License in early September. Zion’s 3-D seismic project is considered to be the largest high-density 3-D seismic acquisition acquired to date in onshore Israel.

Pre-approval by the Ministry of Transport in Israel is required before the importation of seismic source vehicles into Israel. The Company is pleased to report that it received that approval from the Ministry on August 2, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: August 9, 2019

Zion Oil and Gas, Inc.

By:	/s/ John M. Brown
John M. Brown
Chief Executive Officer

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